Exhibit 99.1

ENERGY FOCUS, INC. REPORTS FIRST QUARTER 2013 RESULTS

SOLON, Ohio, May 15, 2013 -- Energy Focus, Inc. (OTCQB:EFOI) a global leader in energy-efficient lighting technologies, today announced financial results for the first quarter ended March 31, 2013.

Financial results for the quarter include the following:

●	Net sales of $5.3 million for the first quarter of 2013 and 2012.
●	Gross margins of 22.5 percent of net sales compared to 14.8 percent of net sales for the first quarter of 2012.
●	A net loss of $1.4 million compared to a net loss $1.9 million in the first quarter of 2012.

Net sales for the first quarter of 2013 were comparable to the prior year’s first quarter. Solutions segment sales increased 10 percent, while products segment sales decreased four percent, due to lower government products sales resulting from the timing of order receipts due to the sequester.

James Tu, Executive Chairman, commented: “Our first quarter sales came in modestly lower than our previous guidance due to a delay in Navy orders as a result of the sequester and sales that took longer to recognize in our lighting retrofit division, Stones River Companies (SRC). However, as we have stated in a recent press release, we have been witnessing much stronger momentum in SRC’s business this year, with 50% growth in contracts over the same period last year. We’re also excited to announce that, despite the government sequester, our Navy business has obtained an additional $1.9 million in orders so far in the second quarter; a trend that we expect to continue, leading to substantial growth in our Navy business in 2013.”

“We believe that the LED revolution has started to reach the lighting retrofit market,” continued Mr. Tu. “We are particularly excited about the increasing appeal of our LED lighting solutions over fluorescent even in projects that have fewer hours of operation, such as schools. In addition, under the new leadership Energy Focus has put in place, we’re embarking on a series of operational initiatives that aim to unlock our organizational potential and create shareholder value. Therefore, in spite of a slow first quarter, we do look forward to a year of strong growth.”

During the first quarter of 2013, the Company embarked on a program to raise an additional $3.8 million in unsecured convertible debt, of which $1.75 million was received during the first quarter. During the second quarter, the Company expects to receive an additional $2 million. “We are grateful and pleased to have received strong investor support during the current round of financing which will enable us to meet our growing working capital needs and reach our goal to be EBITDA positive in the second half of this year,” added Mr. Tu.

The Company expects sales for the second quarter of 2013 to range between $8 million and $9 million, and expects sales will continue to grow in the second half of the year.

Energy Focus, Inc. will host a conference call and webcast on Wednesday, May 15, 2013 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the first quarter of 2013 financial results, followed by a Q & A session. The webcast can be accessed under the investor section of our website at www.energyfocusinc.com or directly at http://tinyurl.com/bs9qor2. The call can be accessed by dialing 888-397-5352 (US and Canada) or 719-325-2244 (International/Local). The conference access code is 2180510. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available shortly after the conclusion of the call through the investor relations section of the Company’s website and will remain available for 90 days.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:

Energy Focus, Inc.

Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share amounts)

	March 31,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents, includes restricted cash of $135 and $252, respectively	$452	$1,181
Trade accounts receivable less allowances of $189 and $265, respectively	3,864	5,319
Retainage receivable	673	634
Inventories, net	3,113	2,581
Costs in excess of billings	97	99
Prepaid and other current assets	1,069	1,012
Total current assets	9,268	10,826

Property and equipment, net	1,763	1,800
Intangible assets, net	545	608
Collateralized assets	1,000	1,000
Other assets	119	119
Total assets	$12,695	$14,353

LIABILITIES
Current liabilities:
Accounts payable	$5,430	$5,879
Accrued liabilities	1,835	2,265
Deferred revenue	300	751
Billings in excess of costs	187	464
Credit line borrowings	1,212	1,590
Current maturities of long-term debt	780	756
Total current liabilities	9,744	11,705

Other liabilities	18	30
Long-term debt	3,528	1,793
Total liabilities	13,290	13,528

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2013 and 2012
Issued and outstanding: no shares in 2013 and 2012	-	-
Common stock, par value $0.0001 per share:
Authorized: 100,000,000 shares in 2013 and 2012
Issued and outstanding: 44,698,650 at March 31, 2013
and December 31, 2012	4	4
Additional paid-in capital	81,031	80,985
Accumulated other comprehensive income	422	460
Accumulated deficit	(82,052)	(80,624)
Total shareholders' equity	(595)	825
Total liabilities and shareholders' equity	$12,695	$14,353

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended
	March 31,
	2013	2012

Net sales	$5,333	$5,302
Cost of sales	4,132	4,517
Gross profit	1,201	785

Operating expenses:
Research and development	37	46
Sales and marketing	1,303	1,271
General and administrative	1,066	1,154
Total operating expenses	2,406	2,471
Loss from operations	(1,205)	(1,686)

Other income (expense):
Other expense	(94)	(28)
Interest income	-	1
Interest expense	(126)	(151)

Loss before income taxes	(1,425)	(1,864)

Provision for income taxes	(3)	(3)

Net loss	$(1,428)	$(1,867)

Net loss per share - basic and diluted	$(0.03)	$(0.06)

Shares used in computing net loss per share -
basic and diluted	44,699	31,621